Exhibit 10.3

PROMISSORY NOTE

$59,274.59	April 29, 2014

1.  FOR VALUE RECEIVED, Cabinet Grow, Inc., a California corporation (“Maker”) promises to pay to Matt Lee, an individual (“Payee”), the principal sum of fifty nine thousand two hundred seventy four 59/100 Dollars ($59,274.59) (“Principal”). The unpaid Principal shall bear interest at the rate of fifteen percent (15.0%) per year compounded daily.

2. The Principal and interest on the Principal will be payable as follows: eleven consecutive monthly payments of $1,500.00 each payable on or before the 15th day of each month (commencing in May 2014 and continuing through March 2015) and a final balloon payment of $50,382.91 due on April 15, 2015.

3.  Interest shall be computed on the basis of a 365-day year. Any payment made on this Note shall first be applied to the payment of accrued and unpaid interest, and the remaining portion of any such payment shall, be applied to reduce the Principal.

4.  At its option, the holder of this Note may accelerate the payment due pursuant to this Note, making the unpaid balance of the Note (the total of the unpaid Principal and accrued interest) due immediately without presentment for payment and upon written notice to Maker, if any of the following (an “Event of Default”) occur:

(a)  Maker fails to pay an amount owed pursuant to this Note within ten (10) days after written notice that such payment is past due.

(b)  Maker:

(i) Becomes insolvent or offers settlement to any creditor;

(ii) Files a voluntary petition in bankruptcy, or has filed against it an involuntary petition in bankruptcy which is not dismissed within sixty (60) days;

(iii) Institutes any proceeding under any bankruptcy or insolvency laws relating to the relief of debtors;

(iv) Gives notice of any intended bulk sale or completes any bulk sale without providing for the full payment of this Note prior to or concurrently with the consummation of such bulk sale;

(v) Makes an assignment for the benefit of creditors;

(vi) Is dissolved; or

(vii) Merges into another entity and ceases to exist as a separate legal entity.

(c)  Any writ of execution or attachment or any judgment lien is issued against the Maker and is not discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

(d)  A receiver is appointed for Maker.

5.  All payments under this Note shall be made in lawful currency of the United States at the address specified below for notices to the Payee or at another location designated by the holder of this Note.

6.  This Note may be prepaid in full or in part, at any time, without penalty.

7.  Maker waives diligence, presentment, protest and notice of protest, dishonor and nonpayment of this Note, and expressly agrees that this Note, or any payment under it, may be extended and any security may be accepted, released or substituted by the holder of this Note from time to time without in any way affecting the liability of Maker.

8.  Maker agrees to reimburse Payee (or any subsequent holder of this Note) for all costs of collection or enforcement of this Note, whether or not suit is filed (including, but not limited to, actual legal fees), incurred by Payee (or any subsequent holder of this Note).

9.  Maker, Payee and any subsequent holder of this Note hereby waive the right to trial by jury in any action arising under or related to this Note. Any dispute arising under or related to this Note shall be resolved exclusively in State court in Orange County, California. The parties hereby consent to such exclusive jurisdiction and venue and waive any objections thereto.

10.  All notices, requests, demands, reports, statements and other communications to be made pursuant to this Note shall be in writing and shall be deemed to have been duly given on the date of service if served personally, on the party to whom notice is to be given, or on the day of actual receipt if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows:

If to Maker:	Cabinet Grow, Inc.
Attn: Mr. Sam May
17801 Main Street, Suite E
Irvine, California 92614

If to Payee:	Mr. Matt Lee
268 Avenida Montalvo #19
San Clemente, CA. 92672

Any party may change its address for purposes of this Note by giving the other party written notice of the new address in the manner set forth above.

11.  If one or more provisions of this Note are held to be void or unenforceable in whole or in part, the remaining provisions will continue in full force and effect.

12.  Payee and any subsequent holder of this Note may assign this Note at its sole discretion.

13.  This Note shall be governed by and construed in accordance with the laws of the State of California, regardless of any laws on choice of or conflicts of laws of any jurisdiction.

MAKER:
CABINET GROW, INC., a California corporation

By:	/s/ Sam May
Sam May, President